CO-FOUNDER CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of the 22nd day of May, 2000, by and between ONE WORLD ONLINE.COM, INC., a Nevada corporation (the "Company"), and David R. Nemelka, a co-founder and individual ("Consultant").

                                   WITNESSETH:

         WHEREAS, the Company desires to retain the services of the Consultant, and the Consultant desires to consult the Company, on the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Consultant, intending to be legally bound, hereby agree as follows:

         1. Consulting. The Company hereby engages Consultant. Consultant accepts such engagement and agrees to perform services for the Company, subject always to such resolutions as are established from time to time by the Board of Directors of the Company, for the period and upon the other terms and conditions set forth in this Agreement.

         2. Term. The term of Consultant's engagement hereunder shall commence as of the date of this Agreement, and shall continue until this Agreement is terminated by either party, for any reason whatsoever. Sections 5 and 10 of this Agreement shall govern the amount of any compensation and severance to be paid to Consultant upon termination of this Agreement.

         3.       Position and Duties.

                  3.1 Service with the Company. During the term of this Agreement, Consultant agrees to perform such consulting duties as the Company's Board of Directors, to whom Consultant shall report, shall assign from time to time.

         4.       Compensation.

                  4.1      Bonuses.

                           (a) Beginning on the date hereof, Consultant shall be
entitled to a quarterly bonus equal to (i) One and One-Half percent (1.5%) of Shared Revenue as that term is defined in the Company's IMC Compensation Plan, plus (ii) Two Percent (2%) of all funds received by the Company as payment for community account membership renewal fees. Any bonus to which Consultant is entitled under this Subsection 4.1(a) shall be (y) reduced by the amount of the consulting fees to which the Consultant was entitled during the quarterly period in question and (z) payable only to the extent that during the quarterly period in question the Company has positive cash flow from operating activities both before and after the payment of the bonus.

                           (b) It is expected that, in addition to the
Consultant, at least two other Company employees will be entitled to a quarterly bonus calculated in substantially the same manner as the bonus described in Subsection 4.1(a) (collectively, a "Bonus"). To the extent that the Bonus is limited as a result of the Company's cash flow from operating activities, then the amount of the such Bonus payable to all employees and/or consultants entitled to a Bonus shall be reduced in proportion, as nearly as practicable, to the respective amount of Bonus to which each employee/consultant is entitled during the quarterly period in question. In the event any amount of Bonus is reduced by reason of this Section 4.1, no amount of Bonus shall accrue to any future quarterly or other period.

         5. Compensation Upon the Termination of Consultant 's Engagement by the Company.

                  5.1 Compensation upon Disability. In the event that Consultant engagement is terminated pursuant to Section 8.1, then Consultant shall be entitled to receive Consultant 's Bonus Compensation due pursuant to Section 4.1 until the death of the Consultant.

                  5.2 Compensation upon Termination for Cause. In the event that Consultant 's engagement is terminated pursuant to Section 8.3 or 8.4, then Consultant shall be entitled to receive no compensation of any kind or amount.

                  5.3 Compensation upon Termination without Cause. In the event Consultant is terminated by the Company pursuant to Section 8.5, the Company shall pay to Consultant, as a severance allowance the Bonus Compensation due pursuant to Section 4.1 until the death of the Consultant.

All payments required to be made by the Company to Consultant pursuant to this
Section 5 shall be paid in the manner and at the times specified in Section 4.1 hereof.

         6. Confidential Information. Except as permitted or directed by the Company's Board, Consultant shall not during the term of his engagement under this Agreement or at any time thereafter divulge, furnish, disclose or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential or secret knowledge or information of the Company, or any predecessor or successor of the Company which Consultant has acquired or becomes acquainted with or will acquire or become acquainted with prior to the termination of the period of his engagement by the Company, whether developed by Consultant or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company, any confidential customer or supplier lists of the Company, any strategic or financial plans, any confidential or secret development or research work of the Company, or any other confidential, secret or nonpublic aspects of the business of the Company. Consultant acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company both during and after the term of this Agreement, Consultant will refrain from any acts or omissions that would reduce the value of the use of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Consultant. For purposes of this Agreement in discussing Consultant's obligations, "Company" shall include any subsidiaries of the Company.

         7. Non-Competition; Solicitation of Customers and Solicitation of Consultant.

                  7.1      Non-Competition.

                           (a) Consultant agrees that, during the period of his
engagement hereunder and for a period of eighteen (18) months following the termination of his engagement with the Company for any reason, he shall not, directly or indirectly, engage in competition with the Company within any state in the United States, or any country, in which the Company is then conducting its business (the "Territory") in any manner or capacity (e.g., as a management consultant, principal, partner, officer, director, stockholder or employee) in any phase of the Company's business as then being conducted.

                           (b) Consultant further agrees that, during the term
of this Agreement and for eighteen (18) months after its termination, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 7 if such activity were carried out by Consultant, either directly or indirectly, and in particular Consultant agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

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

                  7.2 Agreement Not to Solicit Customers. Consultant agrees that during his engagement by the Company hereunder and for the period in which a covenant not to compete is in effect hereunder as to Consultant, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any competing business (i) any person or entity whose account with the Company was sold or serviced by or under the supervision of Consultant during the year preceding the termination of such engagement, or (ii) any person or entity whose account with the Company has been directly solicited at least twice by the Company within the eighteen (18) month period prior to the date of termination of engagement.

                  7.3 Agreement Not to Solicit Employees. Consultant agrees that during his engagement by the Company hereunder and for the eighteen (18) month period following the termination of such engagement for any reason, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away any person then employed by the Company or then serving as a sales representative of the Company.

         8.       Termination.

                  8.1 Disability. Consultant 's engagement shall terminate upon Consultant 's becoming totally or permanently disabled for a period of six (6) months or more. For purposes of this Agreement, the term "totally or permanently disabled" or "total or permanent disability" means Consultant 's inability on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately his assigned duties under this Agreement. A reasonable determination by the Board of Directors of the existence of a disability shall be conclusive for all purposes hereunder. In making such determination of disability, the Board of Directors may utilize such advice and consultation as the Board of Directors deems appropriate, but there is no requirement of procedure or formality associated with the making of a determination of disability.

                  8.2 Death of Consultant. Consultant 's engagement shall terminate immediately upon the death of Consultant.

                  8.3 Termination for Cause. The Company may terminate Consultant 's engagement at any time for "Cause" (as hereinafter defined) immediately upon written notice to Consultant. Such written notice shall set forth with reasonable specificity the Company's basis for such termination. As used herein, the term "Cause" shall mean that Consultant shall have committed a criminal act or embezzlement.

                  8.4 Resignation. Consultant 's engagement shall be terminated on the earlier of the date that is three (3) months following the written submission of Consultant 's resignation to the Board or the earlier date such resignation is accepted by the Board.

                  8.5 Termination Without Cause. The Company may terminate Consultant 's engagement without cause upon written notice to Consultant. Termination "without cause" shall mean termination of engagement on any basis other than termination of Consultant 's engagement hereunder pursuant to Sections 8.1, 8.2, 8.3 or 8.4.

                  8.6 Surrender of Records and Property. Upon termination of his engagement with the Company, Consultant shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

         9. Assignment. This Agreement shall be assignable, in whole or in part, by either party with the written consent of the other party, except that the Company may, without the consent of Consultant, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its

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

assets or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. Upon such assignment by the Company, the Company shall obtain the assignees' written agreement enforceable by Consultant to assume and perform, from and after the date of such assignment, the terms, conditions, and provisions imposed by this Agreement upon the Company.

         10. Injunctive Relief. Consultant agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 6, 7,
8.6. Accordingly, Consultant specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company or Consultant to claim and recover damages in addition to injunctive relief.

         11.      Miscellaneous.

                  11.1 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Utah.

                  11.2 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

                  11.3 Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

                  11.4 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

                  11.5 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                  11.6 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Consultant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

                  11.7 Survival. Sections 6, 7, 8.6 and 10 shall survive termination of this Agreement.

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

         IN WITNESS WHEREOF, the parties have executed and sealed this Agreement as of the day and year set forth above.

                                                  ONE WORLD ONLINE.COM, INC.

                                                  By  /s/ David N. Nemelka
                                                     ---------------------------
                                                     David N. Nemelka
                                                     Its CEO

                                                     /s/ David R. Nemelka
                                                     ---------------------------
                                                     David R. Nemelka
                                                     "Consultant"

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